EXHIBIT I

SCHEDULE 13D/A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A ordinary shares of Waldencast plc and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on February 9, 2024.

Zeno Investment Master Fund

By:	/s/ Theodoro Arthur da Costa Messa
	Name:	Theodoro Arthur da Costa Messa
	Title:	Executive Officer

Zeno Equity Partners LLP

By:	/s/ Theodoro Arthur da Costa Messa
	Name:	Theodoro Arthur da Costa Messa
	Title:	Executive Officer

Cristiano Souza

By:	/s/ Cristiano Souza
	Name:	Cristiano Souza
	Title:	Executive Officer